Exhibit 99.1

         The Middleby Corporation Reports Record Third Quarter Results

     ELGIN, Ill.--(BUSINESS WIRE)--Oct. 28, 2004--The Middleby Corporation (NASDAQ:MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported record sales and earnings for the third quarter and first nine months ended October 2, 2004. Net earnings for the third quarter, including a tax benefit of $3.2 million or $0.32 per share, were $10,368,000 or $1.03 per share on net sales of $70,621,000 as compared to the prior year third quarter net earnings of $5,651,000 or $0.59 per share on net sales of $60,894,000. Excluding this tax benefit, net earnings for the quarter were $7,201,000 or $0.72 per share. Net earnings, including the third quarter tax benefit, for the nine months ended October 2, 2004 were $24,248,000 or $2.42 per share on net sales of $205,996,000 as compared to net earnings of $12,857,000 or $1.37 per share on net sales of $182,695,000 in the prior year first nine months. Excluding the third quarter tax benefit, net earnings for the first nine months of 2004 were $21,081,000 or $2.10 per share.

     Financial Highlights

     -- Net sales up 16.0% in the third quarter and 12.8% for the first nine months, reflecting the impact of new product introductions and favorable market conditions

     -- Gross margin rate of 37.4% for the third quarter and 38.0% for the first nine months as compared to 37.2% and 35.2% in the prior year respective periods, reflecting the benefits of increased volumes and higher margins on new products offset, in part, by increased steel prices

     -- Operating income margins of 17.8% for the third quarter and 18.1% for the first nine months improved from 16.4% and 14.3%, respectively in the third quarter and first nine months of 2003

     -- Total debt reduced to $40,615,000 for the quarter ended October 2, 2004 from $48,315,000 at the end of the second quarter of 2004 and $56,500,000 at the end of 2003

     -- Third quarter tax benefit of $3.2 million associated with an adjustment to tax reserves for closed tax years

     "We are pleased with our 2004 performance to date," said President and Chief Executive Officer Selim A. Bassoul. "Sales growth momentum continues to fuel our strong financial results and reflects the impact of new products introduced in 2003 and 2004 and an increase in the replacement business with customers upgrading older equipment. We will continue to develop and introduce new products that address customer needs such as improved ergonomics, energy efficiency, speed of cooking, automation and safety." Mr. Bassoul continued, "During the third quarter the positive margin benefits from increased volumes and higher margin new product sales were partly offset by over $1 million in steel price increases as compared to last year's third quarter. These price increases, which are impacting many industries, are difficult to fully pass onto our customers and, thus, will continue to have a negative impact on margins in the short term. We are committed to improve operating efficiencies and reduce operating costs in an effort to offset the impact of steel price increases and achieve higher profit margins."
     William F. Whitman, Jr., Chairman of the Board, stated, "Strong cash flows funded the payment of a $0.40 per common share special dividend paid this July plus the pay down of $7.7 million of debt during the third quarter. For the first nine months of the year we have been able to reduce debt by $15.9 million."

     Conference Call

     A conference call will be held at 10:30 a.m. Eastern time on Friday, October 29 and can be accessed by dialing (800) 367-5339 and providing conference code 1820465. Members of the financial community who participate in the question and answer session will receive a separate call-in number. A webcast of the conference call can be accessed through investor services at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling (800) 642-1687 and providing code 1820465. A transcript of the call will also be posted on the company website.

     Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

     The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for cooking and food preparation in commercial and institutional kitchens and restaurants throughout the world. The company's leading equipment brands include Blodgett(R), Blodgett Combi(R), Blodgett Range(R), CTX(R), MagiKitch'n(R), Middleby Marshall(R), Pitco Frialator(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace. Middleby's international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.

     For further information about Middleby, visit www.middleby.com.


                       THE MIDDLEBY CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
           (Amounts in 000's, Except Per Share Information)
                              (Unaudited)

                               Three Months Ended   Nine Months Ended
                               3rd Qtr,  3rd Qtr,  3rd Qtr,  3rd Qtr,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------
Net sales                       $70,621   $60,894  $205,996  $182,695
Cost of sales                    44,227    38,261   127,633   118,360
                               --------- --------- --------- ---------

    Gross profit                 26,394    22,633    78,363    64,335

Selling & distribution expense    7,637     7,259    23,340    22,201
General & administrative
 expense                          6,175     5,388    17,684    16,097
                               --------- --------- --------- ---------

    Income from operations       12,582     9,986    37,339    26,037

Interest expense and deferred
 financing amortization, net        643     1,410     2,334     4,747
Loss (gain) on acquisition
 financing derivatives              (96)       32       (96)      (79)
Other expense (income), net          46      (254)      317        29
                               --------- --------- --------- ---------

    Earnings before income
     taxes                       11,989     8,798    34,784    21,340

Provision for income taxes        1,621     3,147    10,536     8,483
                               --------- --------- --------- ---------

    Net earnings                $10,368    $5,651   $24,248   $12,857
                               ========= ========= ========= =========


Net earnings per share:

    Basic                         $1.12     $0.63     $2.63     $1.42
                               ========= ========= ========= =========
    Diluted                       $1.03     $0.59     $2.42     $1.37
                               ========= ========= ========= =========

Weighted average number shares:

    Basic                         9,241     9,036     9,232     9,032
                               ========= ========= ========= =========
    Diluted                      10,040     9,505    10,019     9,401
                               ========= ========= ========= =========



                       THE MIDDLEBY CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                          (Amounts in 000's)
                              (Unaudited)

                                            Oct 2, 2004   Jan 3, 2004
                                            ------------  ------------
 ASSETS

Cash and cash equivalents                        $2,633        $3,652
Accounts receivable, net                         29,520        23,318
Inventories, net                                 31,087        25,382
Deferred tax assets                              11,810        12,839
Other current assets                              1,497         1,776
                                            ------------  ------------
    Total current assets                         76,547        66,967

Property, plant and equipment, net               23,106        24,921

Goodwill                                         74,761        74,761
Other intangibles                                26,300        26,300
Other assets                                      1,661         1,671
                                            ------------  ------------

    Total assets                               $202,375      $194,620
                                            ============  ============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt                 $-       $14,500
Accounts payable                                 15,042        11,901
Accrued expenses                                 41,148        37,076
                                            ------------  ------------
    Total current liabilities                    56,190        63,477

Long-term debt                                   40,615        42,000
Long-term deferred tax liability                  8,264         8,264
Other non-current liabilities                    14,132        18,789

Shareholders' equity                             83,174        62,090
                                            ------------  ------------

    Total liabilities and shareholders'
     equity                                    $202,375      $194,620
                                            ============  ============


     CONTACT: The Middleby Corporation
              Darcy Bretz, 847-429-7756
              David Baker, 847-429-7915
              Timothy FitzGerald, 847-429-7744